Tompkins Financial Corporation 10-Q

Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (the “Agreement”) is entered into effective November 9, 2016, by Tompkins Financial Corporation, with offices at 110 The Commons, Ithaca, New York 14851, and ___________________________, residing at ___________________________________ (the “Executive”).

PREAMBLE

The principal objective of this Agreement is to provide a supplemental retirement benefit due to the freezing of the Tompkins Financial Corporation Retirement Plan (“Retirement Plan”) for those executives who elect to participate in the 2015 Tompkins Financial Corporation Defined Contribution Plan (the “Defined Contribution Plan”).

SECTION 1.
DEFINITIONS

1.1            “Board of Directors” means the Board of Directors of Tompkins Financial Corporation.

1.2            “Committee” means the Compensation Committee of the Board of Directors, which has been given authority by the Board of Directors to administer this Agreement.

1.3            “Company” means Tompkins Financial Corporation.

1.4            “Deferred Compensation Account” or the “Account” means an account maintained under this Agreement on and after January 1, 2016.

1.5            “Retirement Benefit Freeze” has the meaning set forth in Section 2.1.

1.6            “Separation from Service” means the Executive’s termination of active employment, whether voluntary or involuntary, other than by death or leave of absence with the Company or affiliate(s), within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and the treasury regulations thereto, as they may be amended from time to time.

1.7            “Surviving Spouse” means the spouse of the Executive, if any, named at or prior to his Separation from Service on his ‘Form of Benefit and Beneficiary Designation Form’, surviving on the date of death of the Executive; provided, however, that if the Executive, as of the date of Executive’s death, is no longer married to the person so designated, then such person is not a Surviving Spouse for purposes of this Agreement.

The masculine gender, where appearing in this Agreement, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary. For purposes of complying with Section 409A of the Code, it is acknowledged that no benefit payments may be made under this Agreement prior to the Executive’s termination of employment with the Company, that the payment of benefits pursuant to this Agreement may not be accelerated by the Company or the Executive, and that there are no elections provided under the Agreement to defer compensation or to delay a payment of benefits.

SECTION 2.
ELIGIBILITY FOR BENEFITS

2.1            Eligibility. The following Executives are eligible to participate in this Agreement: Alyssa H. Fontaine, Scott Gruber, Gregory Hartz, Gerald Klein, Jr., and John M. McKenna. The Board of Directors may determine, in its sole discretion, that the Executive should cease to continue accruing retirement benefits under this Agreement (a “Retirement Benefit Freeze”) and in such event the Board of Directors shall notify the Executive in writing of such determination. Such determination shall not reduce the then accrued retirement benefit of the Executive under this Agreement, as follows. The Executive will remain entitled to receive, in accordance with Section 3.1, the balance of his Deferred Compensation Account , determined as of the date of the Retirement Benefit Freeze, which shall continue to be credited with the addition of interest until the date the balance of his Deferred Compensation Account has been completely distributed.

SECTION 3.
AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1            Retirement Benefit. The annual contribution under this Agreement equals the amount of any contributions otherwise allocable to the Defined Contribution Plan which would exceed the limitation under Code section 415(c)(1)(A) for any plan year and shall be allocated to the Deferred Compensation Account.

The Deferred Compensation Account will be credited with the addition of interest, to be accrued during each quarter and to be credited to such Deferred Compensation Account on the first business day following the end of such quarter on the basis of the day weighted average balance in such Account during each quarter, at a rate equal to the higher of either (a) the highest yield on any U.S. Government Treasury Constant Maturity on the first business day of the calendar year in which the interest is accrued, as reported in the Federal Reserve Statistical Release, or if such source is not available, such other comparable source as is available (the “Guaranteed Rate”), or, (b) the Prime Rate as published in The Wall Street Journal on the first business day of the calendar year in which the interest is accrued.

The balance of the Deferred Compensation Account shall be the aggregate fair market value of the assets allocated to and held in the Account. Upon the Separation from Service of Executive for any reason, Company will pay to Executive, in the form hereinafter provided, his Deferred Compensation Account. The Deferred Compensation Account shall be paid, pursuant to the Executive’s election, in a lump sum or in annual installments over a period of five (5) or ten (10) years. The Executive’s election shall be made in writing upon execution of this Plan document. In the absence of an election by the Executive at the time of execution of this Plan document, payment of the Deferred Compensation Account shall be in a lump sum. Payment of the Deferred Compensation Account will commence within ninety (90) days following the Executive’s Separation from Service. During the period that installment payments are made (if any), the Executive’s Deferred Compensation account shall be credited with interest. Installment payments (if applicable) made after the first payment shall be paid on or about the applicable modal anniversary of the first payment date until all required installments have been paid. The amount of each payment shall be determined by dividing the value of the Deferred Compensation Account immediately prior to such payment by the number of payments remaining to be paid. The final installment payment shall be equal to the balance of the Deferred Compensation Account, calculated as of the applicable modal anniversary. Notwithstanding the above, in the event the Executive is determined to be a specified employee” as such term is defined in Treasury Regulations §1.409A-1(i), then any monthly benefit otherwise payable on or before the date which is six (6) months after the Executive’s termination of employment date shall be delayed until the earlier of the Executive’s date of death or the date which is six (6) months after the Executive’s termination of employment date; provided, however, that such delay is only required for benefits constituting nonqualified deferred compensation under Code Section 409A, and the delay will apply only to those benefits that are not exempt from Code Section 409A. Any such delayed payments shall be accumulated and paid in a lump sum and payments thereafter will be made as scheduled in accordance with this Section 3.1.

3.2            Death Benefit. Upon the death of the Executive , the Executive’s beneficiary shall be paid the remaining value of the Deferred Compensation Account in one single lump sum, even if the Executive had previously elected a different to receive payment in the form of annual installments.

SECTION 4.
MISCELLANEOUS

4.1            Termination and Amendment. The Committee may, in its sole discretion suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, however, that no suspension or amendment of this Agreement will, without the written consent of the Executive or the Surviving Spouse (if the Executive is not then living), reduce the Executive’s right or the right of the Surviving Spouse to receive or continue receiving a benefit accrued at the time of the suspension or amendment in accordance with this Agreement. The Parties agree that a Retirement Benefit Freeze, as described in Section 2.1, shall not be deemed a reduction of rights requiring consent hereunder. A suspension of this Agreement shall not result in the acceleration of any benefit provided pursuant to this Agreement except as permitted in connection with a plan termination satisfying the conditions set forth in Treasury Regulations §1.409A-3(j)(ix), where the Committee decides to accelerate such benefit in accordance with the requirements of such regulation.

4.2            No Employment Agreement. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Company or its subsidiaries, nor will it interfere with the right of the Company or its subsidiaries to discharge or otherwise deal with the Executive without regard to the existence of this Agreement.

4.3            Unfunded Arrangement. The benefits under this Agreement are unfunded, and the Company will make benefit payments solely on a current disbursement basis from the Company’s general assets. Notwithstanding anything herein to the contrary, the Executive, and the Executive’s Surviving Spouse, if any, shall have the status of general unsecured creditors of the Company.

4.4            Assignment. To the maximum extent permitted by law, no benefit under this Agreement shall be assignable or made subject by Executive in any manner to alienation, sale, transfer, claims of Executor’s creditors, pledge, attachment or encumbrances of any kind.

4.5            Rules. The Committee may adopt rules and regulations to assist it in the administration of this Agreement. This Agreement shall be administered and construed entirely in the discretion of the Committee and the Board of Directors, as applicable.

4.6            Information. The Executive shall receive a copy of this Agreement and the Committee will make available for inspection by the Executive a copy of any rules and regulations used by the Committee in administering this Agreement.

4.7            Controlling Law. This Agreement is established under and will be construed according to the laws of the State of New York, without regard for principles of conflicts of law. Notwithstanding the foregoing, this Agreement shall be construed consistent with the requirements of Code §409A, the regulations promulgated thereunder and other official guidance relating thereto such that the operation or terms of this Agreement do not result in the inclusion in income of any amount under such Code provision. For purposes of this Agreement, any term hereunder relating to the Executive’s termination of employment, the Executive terminating employment, the Executive being terminated or similar expression shall be deemed to refer to a separation from service, as defined in Treasury Regulations §1.409A-1(h). If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

4.8            Legal Expenses. The Company shall pay, upon request and documentation thereof (and not later than ninety (90) days after receipt of such request and documentation), all reasonable legal fees and expenses which the Executive/Surviving Spouse may incur as a result of the Company contesting the validity or enforceability of any provision of this Agreement or any claim by the Executive/Surviving Spouse under this Agreement; provided, however, that such request is made and supporting documentation provided to the Company by the Executive/Surviving Spouse within ninety (90) days after incurring the expense, and provided further, the Company shall be entitled to be reimbursed by the Executive for such amount previously paid to such Executive if it is finally judicially determined that such Executive’s claims under this Agreement are frivolous.

IN WITNESS WHEREOF, this Agreement has been executed this 9th day of November, 2016.

TOMPKINS FINANCIAL CORPORATION

ATTEST:	By:
Name: Stephen S. Romaine
Title: President & Chief Executive Officer

ATTEST:
(Executive)
Name:

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Form of Benefit and Beneficiary Designation Form

As an Executive participating in a Supplemental Executive Retirement Agreement with Tompkins Financial Corporation, I hereby elect the following form of benefit payment for retirement benefits due pursuant to this Agreement. (Please initial your selection.)

_____	Annual Installments over a 5 year period

_____	Annual Installments over a 10 year period

_____	Lump Sum

As an Executive participating in a Supplemental Executive Retirement Agreement with Tompkins Financial Corporation, I hereby designate the following beneficiary to receive my death benefits due under the Agreement. In the event that the following beneficiary predeceases me, I hereby designate the person(s) listed as my contingent beneficiary(ies) under the Company’s Investment & Stock Ownership Plan to receive my death benefits due under the Agreement.

Beneficiary Name:______________________________________________________________________________________

Relationship to Executive:________________________________________________________________________________

Social Security Number:__________________________________________________________________________________

Date of Birth:__________________________________________________________________________________________

Home Address:________________________________________________________________________________________

Executive’s Signature:___________________________________________________________________________________

Witness’ Signature:_____________________________________________________________________________________

Spouse’s Signature (if waiving right to benefits under this Agreement):______________________________________________

Date: ________________________________________________________________________________________________

Witness’ Signature: _____________________________________________________________________________________